November 1, 2021	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, TX 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Ladies and Gentlemen:

We have acted as special counsel to Third Coast Bancshares, Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,450,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-260291) initially filed with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the Shares on October 15, 2021 (as amended and as may subsequently be amended, the “Registration Statement”). The Shares to be issued and sold by the Company include up to 450,000 Shares which may be sold by the Company at the option of the Underwriters (as defined below), if any, pursuant to the Registration Statement.

We understand that the Shares are to be sold to the Underwriters for resale to the public as described in the Registration Statement and pursuant to that certain underwriting agreement to be entered into by and among Stephens Inc., Piper Sandler & Co., and Deutsche Bank Securities Inc. (together, the “Underwriters”) and the Company (the “Underwriting Agreement”).

In rendering the opinions set forth below, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Company’s First Amended and Restated Certificate of Formation and First Amended and Restated Bylaws, in each case as will be in effect as of the effective date of the Registration Statement; (iii) resolutions of the Company’s Board of Directors relating to the Registration Statement and the offer of the Shares; (iv) the Underwriting Agreement; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. In addition, we have reviewed such questions of law as we considered necessary or appropriate to enable us to render the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that: (i) the documents reviewed and relied upon in giving the opinions are true and correct copies of the original documents, and the signatures on such documents are genuine; (ii) the representations of officers and employees of the Company are correct as to questions of fact; (iii) the persons identified as officers of the

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Third Coast Bancshares, Inc. November 1, 2021 Page 2

Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons; (iv) the persons executing the documents examined by us have the legal capacity to execute such documents; (v) all Shares will be offered and sold in the manner specified in the Registration Statement and the prospectus forming a part of the Registration Statement; (vi) the Company’s Board of Directors will have taken action necessary to set the sale price of the Shares; and (vii) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the Company and the other parties thereto. In addition, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and a prospectus will have been filed with the SEC describing the pricing of the Shares offered thereby.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the applicable provisions of the laws of the State of Texas and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP